                                                                      Exhibit 11
                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                      -----------------------------------      ----------------------------------
                                                         SEPTEMBER 30         OCTOBER 1           SEPTEMBER 30        OCTOBER 1
                                                             1995              1994                   1995               1994
                                                      -----------------    --------------      ------------------   -------------
 PRIMARY EARNINGS PER SHARE

 Net income                                              $     69,718      $     87,804         $      192,908      $   199,618

 Less preferred stock dividends and
   redemption premium                                             931               849                  2,768            2,548
                                                          -------------     -------------        ---------------     ------------
 Net income available to common stockholders             $     68,787      $     86,955         $      190,140      $   197,070
                                                          =============     =============        ===============     ============

 Average number of common shares outstanding                   63,891            64,707                 63,789           64,628
                                                          =============     =============        ===============     ============

 Primary earnings per share                              $       1.08      $       1.34         $         2.98      $      3.05
                                                          =============     =============        ===============     ============




 FULLY DILUTED EARNINGS PER SHARE

 Net income                                              $     69,718      $     87,804         $      192,908      $   199,618

 Increased ESOP contribution required if
   preferred stock  were converted
   to common                                                      364               384                  1,090            1,147
                                                          -------------     -------------        ---------------     ------------
 Fully diluted earnings                                  $     69,354      $     87,420         $      191,818      $   198,471
                                                          =============     =============        ===============     ============

 Average number of common shares outstanding                   63,891            64,707                 63,789           64,628

 Additional common equivalent shares
   resulting from:

   Conversion of preferred stock                                1,582             1,620                  1,591            1,627

   Dilutive effect of stock options
     and restricted shares                                        372               371                    445              358
                                                          -------------     -------------        ---------------     ------------
 Average number of common and common
   equivalent shares                                           65,845            66,698                 65,825           66,613
                                                          =============     =============        ===============     ============

 Fully diluted earnings per share                        $       1.05      $       1.31         $         2.91      $      2.98
                                                          =============     =============        ===============     ============





                                       11